Exhibit 99.2

Greif, Inc.
Second Quarter 2018 Earnings Results Conference Call
June 7, 2018

C O R P O R A T E P A R T I C I P A N T S

Matt Eichmann, Vice President, Investor Relations & Corporate Communications

Pete Watson, President & Chief Executive Officer

Larry Hilsheimer, Executive Vice President, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ghansham Panjabi, Robert W. Baird

Gabe Hajde, Wells Fargo

Adam Josephson, KeyBanc Capital Markets

Ketan Mamtora, BMO Capital Markets

George Staphos, Bank of America Merrill Lynch

Justin Bergner, Gabelli & Company

Dan Jacome, Sidoti & Company

Kurt Yinger, D.A. Davidson

P R E S E N T A T I O N

Operator:

Good morning, my name is Sharon and I will be your conference Operator today. At this time, I would like to welcome everyone to the Greif Second Quarter Fiscal 2018 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Matt Eichmann, Vice President, Investor Relations and Corporate Communications, you may begin your conference.

Matt Eichmann:

Thank you, Sharon. Good morning, everyone. Welcome to Greif’s Second Quarter Fiscal 2018 Earnings Conference Call. On the call today are Pete Watson, Greif’s President and Chief Executive Officer, and Larry Hilsheimer, Greif’s Chief Financial Officer. Pete and Larry are available to answer questions at the end of today’s call. In accordance with Regulation Fair Disclosure, we encourage you to ask questions regarding issues that you consider material, because we are prohibited from discussing significant non-public items with you on an individual basis. Please limit yourself to one question and one follow-up question before returning to the queue.

Please turn to Slide 2. As a reminder, during today’s call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we’ll be referencing certain non-GAAP financial measures, and reconciliation to the most directly comparable GAAP metric is contained in the appendix of today’s presentation.

Now, I turn the presentation over to Pete, on Slide 3.

Pete Watson:

Thank you, Matt, and good morning, everyone. I’ll begin today’s call by providing a summary level review of our quarter, and then our CFO, Larry Hilsheimer, will expand on our financial results and discuss our outlook, and after prepared remarks, we’ll conduct a question and answer period.

So, let me start with the key takeaways. We continue to make steady improvements in our customer service journey. Our trailing four-quarter customer satisfaction index score continues to improve and was boosted by the significant improvement in our Flexible Products and Services segment. Operating profit before special items and Class A earnings per share before special items both recorded solid improvement versus the prior year quarter. Our Rigid Industrial Packaging segment continues to experience significant raw material inflation, in part due to Section 232 tariffs that are being passed along via contractual mechanisms. The segment was also impacted by choppy year-over-year volumes, driven by customer operational interruptions, weather, and our focus on margin management. Our Paper Packaging and Flexible segments both recorded strong quarterly performance. Transportation still remains a significant headwind across much of our business, that we are working actively to abate. Finally, we increased our fiscal 2018 Class A earnings per share before specialized items guidance range, but have maintained our free cash flow guidance due to higher profitability related to cash flow, offset by the addition of several growth-oriented cap ex projects that have recently been approved.

I’ll now review Greif’s most recent business performance by segment. Please turn to Slide 4.

In Rigid Industrial Packaging, our second quarter was impacted by the continuation of raw material headwinds, higher transportation costs, and by lower than anticipated volumes tied to weather trends in Europe, customer operational interruptions mainly in the U.S., and continuing market challenges in China. Our second quarter sales were $38 million higher year-over-year due to higher selling prices stemming from index price increases, strategic price decisions and favorable foreign exchange tailwinds. RIPS gross profit was lower versus the prior year quarter, primarily as a result of lower volumes, continued raw material cost inflation and the timing of contractual pass-through price adjustments, and a $3 million transportation headwind. RIPS raw material costs per steel unit were up roughly 12% versus the prior year quarter, while our transportation costs per steel drum unit were up 10% versus prior year. Our operating profit before special items decreased by $8 million year-over-year, primarily due to the same factors impacting gross profit, but partially offset by lower year-over-year SG&A expense.

In North America, second quarter intermediate bulk container and steel drum volumes were up 3% and 1%, respectively, versus the prior year quarter, while fiber and plastic drum volumes were both lower versus the prior year. Volumes in the U.S. were impacted in the Gulf Coast due to customer operational and supply chain disruptions at the end of February and March. Latin America delivered 17% steel volume growth in Q2 versus the prior year quarter, thanks to an improving Brazilian economy and better demand for tomato paste in Chile. In EMEA, intermediate bulk container volumes grew by more than 10%, while steel drum volumes were down 2.9% versus the prior year quarter. EMEA is really a mixed volume story, and let me give you a few examples.

We continue to see very strong demand and unit growth in Eastern Europe and the Middle East, which includes 12% steel volume growth in Russia, versus the prior year. In the Middle East, our steel drum volumes were up 51% versus the prior year, based on especially strong performance as we ramp up our Jubail, Saudi Arabia operation. In Southern Europe, our volumes were negatively impacted by lower conical demand due to severe drought conditions that impacted planning in our agricultural markets. In Central Europe, volumes were lower as we advanced our efforts to restore margins while we optimized our German footprint to improve profitability.

Finally, APAC’s second quarter steel volume fell year-over-year. Demand remains solid in Southeast Asia, while volumes increased 4.7% versus the prior year, but China continues to experience lower volumes as a result of the ongoing competitive market conditions, our strategic pricing decisions, and a plant closure of a significant customer. We are recently encouraged with new business wins. However, we are currently examining our strategy in China and are considering rationalizing our operational footprint if we are unable to secure additional volume.

Please turn to Slide 5.

Our Paper Packaging business delivered exceptional second quarter performance, with improved sales and margins. PPS generated second quarter revenue of almost $214 million, thanks to higher selling prices and strong demand across our entire network. Second quarter operating profit before special items grew by 60% versus prior year, boosted by containerboard price increases, strong unit volume growth of 6.4%, and favorable OCC costs. This improvement comes in spite of continued transportation headwinds of roughly $4 million versus the prior year. Finally, we recently announced the expansion of the CorrChoice sheet feeder network with a new facility to be located in the Mid-Atlantic region. That operation will include a high-speed corrugator and an asitrade that produces litho-laminate sheets. This will enable us to grow with committed strategic customers, expand our specialty business model, and improve our mill integration level. We expect the new facility to be operational in Q4 of fiscal 2019.

Please turn to Slide 6.

The Flexible Products Team delivered strong second quarter performance, with sales up roughly 14% on a currency-neutral basis. Higher sales were driven by higher selling prices and strong unit growth of 8.4% across the network, especially in our four-loop bulk bags. Stronger sales and solid operating performance helped expand FPS’s operating performance before special items by $3 million versus the prior year. Finally, I’d like to credit the FPS Team for its exceptional turnaround in customer service. The team recorded a 27% improvement in its Customer Satisfaction Index Score versus the prior year and a 12.5% in the most recent Net Promotor Score. High levels of service and consistent operating fundamentals are helping FPS accelerate its performance trajectory.

Please turn to Slide 7.

One year ago, at Investor Day, we outlined our path to growth strategy, which includes capital expansion projects and acquisitions. Over the last year, we’ve advanced that plan and I want to quickly highlight some of the efforts we have underway. We expect those projects highlighted in this slide to generate approximately $35 million of operating profit before special items per year, for a collective initial investment of over $100 million, and their impact will be blended into our financial results over the next several years.

In Rigid Packaging, we recently commissioned our new Kaluga steel drum plant in Russia, which further strengthens our presence in the country and partnerships with our strategic customers.

We continue to expand our global IBC footprint, with recently commissioned new lines in Spain, Houston, and new lines being added in Chicago, Russia and the Netherlands. We’re also expanding our plastics offering by adding several new blow molders in the U.S. and new small plastics lines in Israel.

In Paper Packaging, our triple bulk packaging expansion at MultiCorr is complete and operational in time for the agricultural season. We are also expanding our sheet feeder model network with a new facility in Mid-Atlantic, as I previously mentioned.

These capital projects and expansions, all aligned to strategic customer needs, have demonstrated appropriate returns, as required by our capital framework, and are oriented towards serving higher margin markets.

Now, I would like to turn the presentation over to our Chief Financial Officer, Larry Hilsheimer.

Larry Hilsheimer:

Thank you, Pete. Good morning, everyone. Please turn to Slide 7 to review our second quarter financial results.

Second quarter net sales on a currency-neutral basis were 4.5% higher year-over-year due to strategic pricing decisions, index price changes, and year-over-year containerboard price increases.

Second quarter consolidated gross profit rose by roughly 7%. Year-over-year gross profit expansion was generated by higher sales, partially offset by dramatically higher raw material costs and higher transportation costs. Gross profit margin declined by 30 basis points versus the prior year quarter, primarily due to raw material inflation, lower volumes, the timing of contractual pass-through adjustments, and transportation headwinds.

Second quarter SG&A expenses were roughly 6% higher versus the prior year quarter, but SG&A as a percentage of sales improved by 30 basis versus the prior year. SG&A was higher due to primarily increased depreciation and amortization related to our ERP system implementation and higher forecasted incentive payments related to improved Company performance over the past three years.

Second quarter operating profit before special items rose by almost $8 million versus the prior year quarter, due to the reasons I previously mentioned. Higher year-over-year operating profit, partially offset by higher SG&A, resulted in Class A earnings per share before special items that were 13% higher versus the prior year quarter.

Our second quarter non-GAAP tax rate was 34.2% and was impacted by increased reserves for uncertain tax positions and out-of-period adjustments that added roughly $3 million to our second quarter tax expense. Excluding those two items, our non-GAAP tax rate would have been closer to 30% for the quarter. We continue to expect our full year non-GAAP tax rate to range between 28% and 32%, as we expect that discrete expenses that impacted our second quarter results will be offset by tax benefits booked ratably later this year. We also continue to assess our provisional estimate for the Tax Cuts and Jobs Act. During the second quarter, we booked a $4.3 million increase to the provisional net tax benefit that was recorded during the first quarter. This benefit was excluded from our non-GAAP earnings for the second quarter.

Finally, second quarter free cash flow was roughly $30 million, or $11 million lower than the prior year quarter. Lower free cash flow resulted, in part, from roughly $10 million of higher year-over-year capital expenditures for growth-related projects, such as our bulk packaging expansion at MultiCorr and the new Houston IBC facility currently being constructed.

Last, our cash conversion cycle continues to improve, despite increasing inventories, for steel in anticipation of cost increases and regular mill maintenance in PPS. Working capital days decreased from roughly 59.4 to 54.5 days on a trailing 12-month basis year-over-year, while operating working capital as a percentage of sales improved by 30 basis points to 10.5%.

I’ll now review our updated fiscal 2018 guidance. Please turn to Slide 9.

We are modifying several aspects of our fiscal ’18 guidance. First, we are increasing our fiscal ’18 Class A earnings per share before special items guidance range to between $3.45 and $3.70 per share to reflect our fully implemented $50 a ton containerboard price increase, our revised fiscal 2019 OCC cost assumption, and the accelerated performance we are seeing out of FPS, offset by the negative headwinds created by transportation and steel cost increases. Our revised Class A earnings per share before special items includes our estimate of the impact of those continually increasing steel costs. It also includes our estimate of the impact of the Brazilian truckers strike to date on our operations in the country.

Our capital expenditure guidance range has been increased to between $120 million and $140 million, as a result of the investments in profitable growth described by Pete and including the recently approved Mid-Atlantic sheet feeder expansion, and the expansions supporting our global IBC and plastics strategy. Higher anticipated earnings netted against higher capital expenditures results in us maintaining our free cash flow guidance of $200 million to $220 million for fiscal 2018. We are extremely confident in that forecast.

We will be making a one-time discretionary pension contribution to our U.S. plan of roughly $70 million later in June. We elected to make the contribution based on our strong cash position and to take advantage of a 35% tax deduction benefit that remains open until the filing of our 2017 tax return, versus a 21% benefit that would have been obtained in the future as we had to catch up that pension shortfall. Following this contribution, our U.S. pension plan will be essentially fully funded. Furthermore, the discretionary contribution will reduce our annual pension expense by roughly $4 million, decrease our annual cash contribution and save us roughly $1.5 million on current annual PBGC premiums. I’ll remind you that the PBGC premiums are also expected to increase in the coming years. This funding will mitigate substantially that impact to us.

I will close with a final few words on guidance and our key assumptions.

First, as is generally the case for Greif, we expect our consolidated financial results to be stronger in the second half of fiscal ’18 than the first half, due to agricultural customer activities. Although RIPS usually has its strongest operating profit before special items resolved in our fiscal third quarter, this year we expect the fourth quarter to be the strongest due to the timing of raw material pricing adjustments.

Second, PPS will also deliver its strongest operating profit before special items performance in our fiscal fourth quarter, benefiting from three months of fully realized $50 a ton containerboard price increases. We have seen OCC costs of

$73 a ton in June, $95 a ton for July, August and September, and $110 a ton in October. This is in line with the latest RISI forecast.

Finally, please keep mind that the improvements in our Flexible Packaging business are also reflected in increased non-controlling interest, as the segment is a joint venture.

Turning to capital priorities, on Slide 10, you’ve seen our capital priorities slide numerous times on previous calls, so I won’t go into great detail here. I will highlight that at the end of the second quarter our leverage ratio stood at 2.1, at the low end of our targeted leverage ratio of 2 to 2.5 times net debt to EBITDA. We intend to maintain our targeted leverage ratio, but we’d consider temporarily exceeding it if a compelling growth opportunity emerged.

Last, additional potential shareholder returns beyond regular dividends are not expected to occur this year due to the increased cap ex we plan to spend on profitable growth opportunities and the discretionary $70 million pension contribution we plan to make. We will consider additional returns in future years as our EBITDA increases and our debt levels decrease, and absent the existence of compelling growth opportunities.

Now, I’ll turn back the call to Pete for his closing comments.

Pete Watson:

Thank you, Larry, and please turn to Slide 11. In closing, we are encouraged by the overall performance for our business. One of the benefits for our global portfolio is exposure to a variety of substrates and markets. Outperformance in some segments helped counter challenges experienced in others, and we’ve seen that scenario play out this quarter with strong performances in both our Paper and Flexible businesses helping to offset challenges in our Rigid business. We remain very confident the business will achieve its stated commitments for fiscal 2018. We thank you for participating this morning. Sharon, please open the line for questions.

Operator:

At this time, I would like to remind everyone in order to ask a question, press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Ghansham Panjabi with Baird. Please go ahead, your line is open.

Ghansham Panjabi:

Hey, guys, good morning.

Pete Watson:

Hi, Ghansham. How are you?

Ghansham Panjabi:

Hi, Pete, good morning. I guess, starting with RIPS in North America, you called out weather disruptions in February and March. You mentioned that on the previous call, as well. Can you give us some more color on that? How did sort of volumes in North America in RIPS factor in the quarter on a monthly basis, and how did it shake out for the month of May, as well?

Pete Watson:

Yes, thanks for the question. So, North America, with one exception, I was really encouraged by the volumes, specifically, in steel. The Gulf Coast, which is our largest steel drum producing unit, and it’s predominantly Houston, was down 5.5% on steel drum year-over-year quarter, and that was really relative to some disruptions with some major customers in their supply chain and transportation. If you look at the rest of our portfolio, the Midwest was up 8%, Mexico was up 7%, which would include North America, and the East and Southeast with 5% growth. If you look at after those disruptions occurred in the Gulf Coast, Houston and our Gulf Coast business is starting to bounce back at similar growth rates as I just talked about, and in May, our steel business in North America, across the whole portfolio, we’re seeing approximately mid-single-digit growth. I’ll also point out that our IBC business also showed good growth, 3%, and in May much larger growth, as our capacity and our blow molder IBC expansion in Alsip, Chicago is taking hold.

Ghansham Panjabi:

Okay, that’s super helpful. Then, for my second question-obviously a lot of change between when you last gave guidance and your revised outlook-can you help us bridge some of the various pieces as it relates to the guidance raise? How much is the contribution from the containerboard price increase, lower OCC, and what are you assuming for RIPS volumes in the back half of 2018, as well?

Larry Hilsheimer:

Hi, Ghansham, and thanks for the question. Let me just run through the ups and downs in the guidance change. We have about a $28 million improvement related to OCC costs. The assumptions that I ran through versus the assumptions that we had previously, about $18 million more from the containerboard price increase. That includes some that we already had before June, a slight amount. Then, we have about an $11 million reduction that relates to just sort of RIPS’ underperformance on volume and just the lag in our ability to catch up to the continually escalating cost on our steel side, and then about $9 million related to non-volume-related transportation headwinds, just rates and related items. Then, about an $8 million reduction from tariffs, delays in us getting delivery on equipment, on blow molders in new projects, a little bit related to the Brazilian truck strike, which was about $1 million worth, and then we also have some things that are related to incentive increases, accruals for-you know, a significant increase in our performance that’s projected for the year, as well as the impact that has on our three-year EBITDA based LTIP plan and the increasing stock price, so that ends up driving an additional accrual, and then that’s netted with improvement from other marginal gains, PPS volumes, the Flexible business improving, those type of items. So, all of that nets to generally in the $15 million range of a net increase. So, hopefully, that’s helpful.

Ghansham Panjabi:

It looks like you were ready for that question. Thanks so much.

Operator:

Your next question comes from Chris Manuel with Wells Fargo Securities. Your line is open.

Gabe Hajde:

Good morning, gentlemen. This is actually Gabe sitting in for Chris.

Pete Watson:

Hi, Gabe.

Gabe Hajde:

I guess, if I can piggyback a little bit, I have a question, Larry. When I look at a couple of those different components, the $11 million reduction, the lower volumes, I don’t envision that’s something you can get back necessarily, but the $9 million in transportation headwinds, and then the $8 million, it sounds like you guys are making some investments, plus some equipment isn’t coming on time. Is some of that-would it be reasonable to assume that some of that you guys might be able to capture in fiscal ’19? I’m not looking for fiscal ’19 guidance, but just trying to understand which pieces of those you might be able to recover, if that makes sense.

Larry Hilsheimer:

Yes, I think it’s a very good question, Gabe. Clearly, on the delayed improvement because of the-and it’s primarily blow molders on the delivery of equipment. Those things, every month, you push back, you’re losing obviously on the bottom line, and that will come back and be in line with what we expect for ’19, so, yes, that will be caught up. Relative to the transportation issue, we have a lot of different activities that we have going on trying to mitigate the impact of it, and obviously working through that with customers on pricing initiatives, so we expect our teams to be able to mitigate that substantially, but it is a challenge in the market, particularly, you think a big piece of that comes in the Paper business, and obviously there have been a lot of price increases in that business already. So, the teams are working hard at it, we expect to recover some of it. I don’t think we’ll probably recover all of it, but I don’t have a number for you at this point in time. I guess those were the two, I guess, you primarily asked about.

Gabe Hajde:

Yes, and then the lag in steel, part of that will maybe come this year and then some component of it next year?

Larry Hilsheimer:

Yes, outside of the U.S., our thoughts on steel costs are that they’re at sort of peak and should be levelling off and maybe even slightly decreasing, and so a lot of the benefits of our price adjustment contracts will start to play through the remainder of this year. In the U.S., every time there’s a tariff action, steel companies are continually pushing their price up as more people move to buying domestic steel. The Canadian change was not one, I think, most people expected. We didn’t. We do buy, just from a logistics standpoint, through Canada. It’s about $1 million, roughly, a hit to us, if you look at what we might expect. We do anticipate, though, that at some point this year the cost in the U.S. will begin to mitigate and at that time, then, we’ll get to capture the benefits of the price adjustments. Obviously, we expect that to play through more fully in ’19.

Gabe Hajde:

Okay, that’s helpful, Larry. In China, can you provide a little bit of color, I guess, in terms is this local competition? Presumably, it’s some incumbent players that you’re dealing with in terms of heightened competitive activity. Is there something that we can look for from the outside to maybe understand what might be a trigger point for you guys to pursue some rationalization there?

Pete Watson:

Yes, Gabe. So, this is a very fragmented market in regard to supplier base and steel drums, and that’s our predominant business in China. It is very hyper-competitive right now. Most are independently owned, privately held companies, and because of the high inflation on steel costs, that is fairly predictive of behavior in that market. When it goes the other way, behavior tends to change. But, from our perspective, we are soliciting a little different commercial strategy with a new commercial director. We just recently won a new contract, but by the end of this year, we’ll have either increased our volume in that country or we will reduce and rationalize our operational footprint. It’ll be no later than the end of the year, maybe sooner, but it most likely will be in our fourth quarter call we’ll have something to report on that.

Also, just as a reminder, Gabe, China represents only 5% of our total revenue in RIPS. So, while it kind of has a glaring spotlight on volume losses there, in the big picture it’s not as impactful to the overall profitability, but still an important market for us.

Gabe Hajde:

Understood. Thanks for the visibility there, Pete.

Pete Watson:

One more comment, just so everybody understands. If you take out China from the equation, which you certainly can on a rational basis, but just to give you perspective, our steel volumes across the world in steel would have been higher year-over-year. That was the impact of China to our global steel portfolio.

Operator:

The next question comes from Adam Josephson with KeyBanc. Your line is open.

Adam Josephson:

Pete and Larry, good morning.

Pete Watson:

Good morning, Adam.

Larry Hilsheimer:

Hey, Adam.

Adam Josephson:

Thanks for taking my questions. Larry, a couple on the guidance, and then I have one other question. On the guidance, one on OCC. So, if I heard you right, your OCC price in June, you’re assuming $73, and then you’re assuming that’s going to go up to $95 thereafter, and then $110 in October. I guess, why-if anything, I would think OCC prices are going to be heading downward in July, given what China just implemented. So, why would you be assuming a spike in OCC prices in July, and what is your full year OCC price expectation compared to the $137 that you were assuming three months ago.

Larry Hilsheimer:

Yes, the current average for the full year is now at $93, Adam, and relative to the assumption, you’re obviously-if China opened the floodgates, we all know what might happen. I don’t expect that to happen. You’ve obviously published pieces that you don’t, either. We decided to just go with RISI’s forecast, that’s exactly what we matched. We had our team independently come up with what they thought and it was relatively close to that, and we just decided to go with that, because it’s an outside independent thing you can just look at.

Adam Josephson:

Okay, but do you have any reason to expect OCC prices to spike in July, just given that China is really cracking down on U.S. imports?

Larry Hilsheimer:

No, I don’t, and I also-particularly, given what’s going on in the whole trade situation, I don’t at all, so I don’t-and even in that-I mean, if they did, I think we’d be looking at something a lot higher than even the $110 in October. So, I don’t see that happening. I agree with you generally, but we just-anything we put out there, somebody’s going to say, “How did you get to it?”, so we just said, “Let’s pick the RISI forecast.” I’m like you, I’m hopeful it’s lower the rest of the year and, obviously, would just drive our results up.

Adam Josephson:

Right, and then just related, I think either you or Pete said you were extremely confident in your revised EPS guidance range. Can I interpret that to mean that you’re thinking you’ll be at the higher end of that $3.45 to $3.70, or is that not necessarily right?

Larry Hilsheimer:

I think what I said, and maybe I said that, I think I said free cash flow …

Adam Josephson:

Oh, sorry.

Larry Hilsheimer:

… we’re really, really confident in, but, yes, we’re confident in our range, but I’d say there’s things that-there’s so much volatility right now going on, that it’s hard to squeeze that range down. I mean, like the topic we just talked about it, I mean, OCC, I think we have upside, because of what we’ve built in our assumptions. What’s going to happen in the tariffs in the steel, I don’t have a really clear vision of that. I told you what our expectations are. So, there could be downside if, for whatever reasons, steel costs continue to go up, instead of matching our expectations that they’re going to flatten and tail down in the rest of the world and start to flatten out in the U.S. So, that’s why the range.

Adam Josephson:

Got it, okay. What on RIPS volume-I know you talked about China being a particular problem, but obviously the weather’s been an ongoing problem, not just for you guys, but for many companies. Companies seem to be calling out weather with increasing frequency, such that it’s a recurring issue, it’s not a non-recurring issue, and as a result of this weather, you’ve had basically flat volume over the last couple quarters in terms of the Company as a whole, and really for the last year-and-a-half, your volumes have been flat in what has been a pretty robust global economy, or so it would seem based on what we read. So, I mean, do you have any reason to expect your volume trends to accelerate any time soon, such that the total Company would have volume growth, or is that perhaps an unreasonable expectation given the weather problems, given the China issues, et cetera?

Pete Watson:

Yes, Adam, this is Pete. So, weather, that’s a really fair statement, but in our portfolio, we’re global, obviously, we’re in 44 countries, and we do have exposure to ag in several business, FPS, PPS and RIPS, and what we try to do is just report the actual gains and shortfalls and try to be transparent. In the past two and three years, we’ve had exceptional strength in Southern Europe in the conical business. We’re comparing now that performance versus record highs. So, we just try to be transparent, it’s part of our business, there’s ups and downs, and that’s how we look at it. We can’t control the weather, but we can control how we manage our inventories and how we manage our reaction to markets and to customers. So, that’s our view on that.

Then, in terms of your question on volumes versus the global macro-economic view, especially in Rigid, our steel business is the largest part of that percentage of the business, and it’s a low single-digit growth business, GDP driven, and the reason why we have some choppy volumes in steel is we have large market shares and we’re trying to drive, improve profitability, and part of that is margin management. As an example, we’ve talked about Central Europe. We are not trying to go out and do volume grabs, we’re trying to improve the profitability of that region, and by doing that, we’ve optimized our footprint operationally and we’re looking to restore margins by our behavior. So, you’re going to see parts of that that don’t relate to global macro-economic conditions.

The other thing I’ll say, because the steel business is low single-digit growth, that’s the reason why strategically we’re investing in IBC and plastics business, because that business has high single-digit to low double-digit growth, which we are experiencing. That’s why it’s important that we diversify our Rigid Packaging business portfolio and invest in higher growth end uses. So, what we would expect to see in the future, five years or so, that we are in higher growth trajectory businesses because we’ve diversified our product portfolio, which in turn diversifies some of our end use segments that we sell to.

Adam Josephson:

Thanks, and just one last one on the macro, Pete. I mean, people have been talking about a synchronized global expansion and now they’re no longer really talking about that, because of what’s happening in Europe and emerging markets. How would you characterize the global macro, just out of curiosity?

Pete Watson:

Yes, I mean, I think on a high-level scale, I think it’s positive. You certainly have some potential for some hot spots. You have the tariff situation by the U.S. government and what impact that may or may not have on trade globally. That could have impact on migration of manufacturing capabilities. You also have some political-I wouldn’t say turmoil, but noise in parts of Europe. I think there’s always going to be hot spots and trepidation at times, but I think overall, I think I would agree that it’s fairly even in some regions, very strong, and I think we are performing very well in some of those regions, and, again, I would tell you that, based in RIPS, based on our portfolio in steel, which is lower growth, and our desire and goal to improve profitability in certain regions, we are behaving through margin management, that we may not grow in accordance to global growth in certain regions, but our whole aim is to optimize profit and not worry about our volumes. Volume is only one piece of the profit curve and there’s other elements. So, we’re trying to balance all those components to drive the most profit for our business.

Adam Josephson:

Thanks so much, Pete.

Pete Watson:

Yes, thank you, Adam.

Operator:

Participants, please limit yourself to one question and one follow-up. Your next question comes from Ketan Mamtora with BMO Capital Markets. Your line is open.

Ketan Mamtora:

Good morning, Pete, Larry.

Larry Hilsheimer:

Hey, Ketan.

Pete Watson:

Hey, Ketan, how are you doing?

Ketan Mamtora:

I’m good, thanks. So, my first question, can you talk a little bit about your M&A pipeline? You talked about your leverage being at the low end of your target range. Just give us a sense of kind of what you’re seeing out there in terms of opportunities, valuations, and kind of areas and regions that you would be most interested in.

Pete Watson:

Yes, Ketan, let me answer the first part and then turn it over to Larry. We have an active strategic acquisition pipeline. It’s centered on the priorities that we outlined at Investor Day. We’ll continue to do that. We’ll certainly be disciplined and get involved in those types of growth projects that return the appropriate and desired financial returns to our business, and we’ll just keep you updated on the progress as we move forward, and I’ll turn it over to Larry to talk about some of the debt levels.

Larry Hilsheimer:

Yes, Ketan, clearly, we end up showing our best ratios at the end of our fourth quarter, and with our EBITDA levels increasing and our debt not increasing, we’ll be at that point where we’d be below the 2 to 2.5 times. So, from a financial flexibility standpoint, we feel very, very good about our capacity for any potential opportunity that would arise. Again, if we don’t find things that we can act upon and we don’t identify future uses of capital for growth-oriented projects to utilize that capital, then we’d be looking to the opportunity to share it back with our shareholders. But, we have been encouraging and challenging our teams to bring to us high-growth-opportunity projects, that’s what led to us increasing our capital spend for this year, and we’ll continue to look for those opportunities, but the process that we have, which you’ve gone through with us previously, is very stringent, and so we feel very confident about the projects that we’ve been improving and the bottom line that they’ll deliver, so we’ll continue to look for those, as well.

Ketan Mamtora:

That’s very helpful, and my follow-on question would be just kind of price cost in the RIPS in the U.S.-and I recognize it’s a little difficult to kind of pinpoint the correct number, but maybe at the end of second quarter, in your view, where do you think you were with kind of recouping those higher costs? Would you say you were halfway through, more than halfway through, less than halfway through?

Larry Hilsheimer:

Yes, Ketan, I gave some numbers in the first quarter that showed on our per unit per steel drum basis, we were-while we were not caught up relative to where we wanted to be on a margin basis, we were actually ahead on the cost per unit-or the sales price per unit relative to the cost per unit. However, the, again, rapid increase that occurred between the first quarter and the second quarter was-steel prices, for example, in the U.S., cost went up 10% just from 1Q to 2Q. Our PAMS aren’t going to catch us up in that scenario. As a matter of fact, for the year-over-year per unit steel drum sales price was up $1.22 and the material costs were up $1.63, so we actually fell further behind because of the continuing rapid increase. So, it would be hard for me to say are we 50% there, are we 40% there, we’re not there yet, but the price adjustments continue to kick in and it’s just going take that price cost curve to start to level out for the catch-up.

The one thing that would be a negative for us would be a rapid decrease, because then you’ve got your cost built in and if the price decreases and the timing of your PAMS, that’s not a good scenario for us. I don’t expect that to happen given the current environment, but that’s one that has us watching our inventory levels very closely.

Ketan Mamtora:

Got it, that’s very helpful. I’ll jump back in the queue. Good luck in the back half of the year.

Larry Hilsheimer:

Thank you.

Pete Watson:

Thank you, Ketan.

Operator:

Your next question comes from George Staphos with Bank of America Merrill Lynch. Please go ahead, your line is open.

George Staphos:

Hi, everyone, good morning, and thanks for taking my questions.

Pete Watson:

Hey, George.

George Staphos:

I guess the first thing I want to do is talk about returns on capital and the outlook for the next several years, given where we’ve been. If I look at our numbers-and obviously these are our figures-your return on invested capital actually has done reasonably well, based on our data going back to 2011, 2012, through even the first half of this year, and certainly fiscal ’17, despite what’s been, as you’ve termed numerous times, you know, a choppy volume environment, and it shows the benefits of going for value over volume. In a world where you’re investing now for growth, and with inflation certainly percolating more than it was several years ago, Larry and Pete, tell me why you think returns on capital can continue to move higher when we’ve been in a world where that’s been kind of the reverse of that? Yes, you expect volume will pick up, to Adam’s question earlier, but you’re also investing and you also have more inflation. So, what are the two or three things that make you confident about that return on capital continuing to trend higher? Then, I had a follow-on.

Larry Hilsheimer:

Yes, I think, George, I have two pieces to my answer to that. One is just operational execution and discipline against our Greif business system. We have room to continue to improve in our operational metrics in our plants, and so on our invested capital base, we do believe that there is room for improvement in our returns on operating capital, even though that’s a very low-growth business. We’re also going to be true to the discipline in our capital structure, that we’ve gone through with you before, which is that first column of our spreadsheet is our existing plants. If they can’t show us that they can at least return our cost of capital, they have to have a plan developed immediately to show us how they’re going to get there, or we’re going to rationalize the footprint. We’re not going to sit and idly watch that deflate. So, we feel very confident in that.

The second half of it is each one of these capital projects that we’ve approved, and I won’t go into what the returns on every one of them are, but they are way in excess, on a plan basis, of our cost of capital. You’ll always want to see that, because stuff happens, like blow molders getting delayed. So, you try to factor in a risk mitigation element into the capital that you approve. But, like Pete said, slightly over $100 million on that page and you’re going to end up returning $34 million, $35 million of operating profit when these things get to maturity. The ones that we just approved this year, they won’t start to really play in until 2021, or so, but those are the light green ones on-the highlighted ones on that page, and those are going to produce $12 million in Paper and $6 million in RIPS. So, we feel very confident that we can continue to deliver nice returns on the capital we deploy.

Pete Watson:

George, I’ll add one comment. If you look at where we’re investing in the regions and the products that serve certain markets, they have been our more successful businesses and business units with higher growth potential, so it’s a more targeted approach, and as I mentioned, trying to diversify our portfolio toward those higher growth segments of the economy.

George Staphos:

Okay, I appreciate the thoughts there. My second question-well, first, maybe as a quick follow-on, would China materially-would every resolution there materially improve your return, just yes or no? Then, the second question would be-looking back over the last five quarters, in RIPS again, and recognizing it is a diverse business, you can’t control the weather, there have been things that are clearly beyond your control, including all the trade discussion, and I’m putting that politely, do you sense at all that the business has become less predictable, not because of your own actions, but just because of the world around you, and/or because of where we are in the cycle, and so recognizing you think you want to, and you should, grow in the next couple of years, that maybe your ability to forecast that going forward isn’t quite what it would be earlier in the cycle because of what’s been happening? Thank you, guys.

Pete Watson:
Yes, George, so your first question about China, any decision we obviously make to that business will improve it. That would be the intent. You make a good comment on the past five quarters and what’s happened. On the areas that we control, which is either pricing decisions and how we optimize our footprint in certain regions, and where we’re trying to grow, I think we have good visibility and can forecast that well. What we don’t know on a global portfolio are things out of control, weather, macro-economic issues, political changes that impact markets, so it just depends on the amount of external non-controllable issues, but I feel we’re very confident in what we can control and what we’re trying to accomplish in certain regions and businesses. We feel that we can forecast fairly decently those types of things.

George Staphos:

Thank you. I’ll turn it over.

Operator:

As a reminder, please limit yourself to one question and one follow-up. Your next question comes from Justin Bergner with Gabelli & Company. Your line is open.

Justin Bergner:

Good morning.

Larry Hilsheimer:

Hey, Justin.

Pete Watson:

Good morning, Justin.

Justin Bergner:

Hey. Could you just remind us your breakdown across the different substrates in Rigid Packaging now? That’s the first part of the question. The second part of the question is what gives you confidence that sort of choosing value over volume is the right decision in Europe or parts of Europe? I understand that in Asia-Pacific, but in Europe, might you just sort of be sort of shrinking your business as opposed to trying to get it to a more strategically competitive position?

Pete Watson:

Justin, our RIPS portfolio, steel is about 60%, IBC and plastics is about 20%, and the balance of that has to do with closures, fiber in the U.S. and our filling services business in the U.S., and that switch is changing-or it will change over the next few years and have higher weighting in IBC and plastics.

In regard to your question on value over volume, our whole intent and goal is to optimize profit and find the right volume, and that’s just one vehicle of that, and we expect to grow our operating profit, which is a combination of pricing, volume and operational efficiencies, and we pattern our behavior based on those values. Your reference to Europe, we do see in the chemical industry shifts of migration production from Western Europe to the U.S., because the energy cost advantage in the U.S., and that is one reason why we are optimizing our footprint in Central Europe and Western Europe, because it’s a smaller pie in steel drum usage, and we’ve got a major market share and we’re trying to optimize profit, and you’ve seen that in some of our behavior. So, again, I wouldn’t focus as much on size as we do on what the volume opportunities and the profit pools and the right markets and how we match our operational footprint to take advantage of that.

Larry Hilsheimer:

Yes, and I would just add, Justin, I mean, on all of these decisions, we’re very disciplined and looking at it from a financial lens of what is the return that we’ve got coming out of a business, and like I said earlier, if a plant can’t justify that it can return at least our weighted average cost of capital, there’s no reason to continue to deploy that capital there, and we certainly wouldn’t want to go spend a ton of capital to maintain or even upgrade that type of facility, when we have the opportunity to deploy that capital in a much higher return place. So, all those things just factor into the decision of what do we do. Are you going to just continue to chase volume that maybe drives a 2% or 3% gross margin, doesn’t seem to make any sense to us.

Justin Bergner:

Thank you, that’s very helpful. I’m not so much concerned about chasing volume as the implications of sort of not growing volume on the operating leverage in the business and maybe are you walking away from a bit too much volume, where when you look at it on a multi-stage, multi-year point of view, maybe the calculus is a little bit different.

Larry Hilsheimer:

Yes, we’ve looked at that and that goes into our analysis.

Pete Watson:

Justin, just as a reminder, our growth platform in RIPS really is plastics and IBC, and our IBC business grew 8.1% last quarter, and we expect that growth to be high single-digit, low double-digit moving forward. So, again, we’re participating in the markets and investing where there’s higher growth opportunity, and I think over time, when we diversify our Rigid portfolio, we expect to see better growth potential on an ongoing basis, but we just have a heavily weighted portfolio on steel, which is low single-digit growth at the time.

Justin Bergner:

Okay, thank you for that detailed explanation.

Pete Watson:

Yes, thank you.

Operator:

Your next question comes from Dan Jacome with Sidoti. Your line is open.

Dan Jacome:

Hi, good morning.

Pete Watson:

Hey, Dan.

Larry Hilsheimer:

Hi, Dan.

Dan Jacome:

Just one quick question. I was excited to see the new triple-wall is up and running, it sounds like, and you mentioned the ag market was something that you’d be looking to target. Are there any other markets that you’re excited about? I was just going over the Analyst Day notes from last year and I think you had talked about the automotive parts. So, just wondering any color there, maybe some other markets in the last year since that comment you have come across, and that’s it.

Pete Watson:

Yes, Dan, thanks for the questions. The key markets are the ag market, really, watermelons and melons from the Southeast all the way up through the Midwest, and up the East Coast, as the season progresses, that’s a big market, but we’re also growing our industrial market. Part of the industrial market is the automotive after-or excuse me, automotive parts business, which is used for bulk packaging. The food business is a part of that corrugated triple-wall market. So, as we get more capacity, our goal is to drive higher industrial growth, which is more balanced throughout the year, and less reliant on seasonal ag business.

Dan Jacome:

Okay, terrific, and not a question, but more of a comment, actually. I think your return on invested capital ratio can actually improve nicely in the next couple of years if you are able to execute on that mixed shift in RIPS, and then you have containerboard kind of just steady as she goes. So, just kind of my thought there about it, and we’ll see what happens.

Larry Hilsheimer:

We agree.

Dan Jacome:

Okay, great. Talk to you later.

Pete Watson:

Thank you, Dan.

Operator:

Your next question comes from George Staphos with Bank of America Merrill Lynch. Your line is open.

George Staphos:

Hi, guys. The next two questions-thanks for taking the follow-up. When we look at RIPS and the Promotor Scores in the CSI Index, certainly, it’s done a lot better, but it was off a little bit year-on-year. Is there any implications in that in terms of the performance in the quarter, or totally unrelated? Then, I just want to get into, Larry, the tax commentary you had, on the one hand, the incremental reserves that you took, and then what that means for the back half of the year given the guidance. Is there any way you can give us any kind of guidance on tax rate, the effective tax rate for the fiscal second half on an operating basis?

Pete Watson:

Yes, George, I’ll answer the first question, very insightful, and I would tell you, when you look at Paper Packaging and Flexible’s scores and our Customer Satisfaction Index and our Net Promoter Score, there’s no-it’s not a surprise that those two businesses are growing in excess of the market, and that’s a big part of our strategy. When you look at RIPS, I would tell you that about 11% of our operations are under-performing in regard of Net Promoter Score and Customer Satisfaction, and it is aligned to growth trajectory and performance of the business. So, I think, on a high level, you’re analysis is accurate and I will trust you. We are working very diligently with that 11% to improve the performance. We’ve got good people in place, we have good plans, and I think you will see a correlation once we get that business to higher levels, that you’ll see a more consistent volume trajectory across the whole portfolio.

Larry Hilsheimer:

George, on the tax component, you have tax exams and true-ups and revisits to tax positions you’ve had, and particularly as we’re doing a deep dive into all of the tax law changes, you visit your reserves, and when you end up making adjustments, it can impact a particular quarter. As well, we have had the same scenario that we’ve talked about in the past with the standard FIN 18 that requires that you cannot book the benefit of lost carryforwards for operations that have turned around in the year when it starts to turn around. You can’t do it until the end of the year. So, you have some fluctuation that occurs from quarter to quarter. Those factors combine to drive that effective tax rate for the quarter up to that 34.2% on an adjusted basis. Our expectation right now is that-we gave the range of 28% to 32% for that for the year. Where we would calculate it now is right smack dab in the middle of that, but there’s things that could shift it one way or the other, but our expectation and what we know about things that we’re doing, we anticipate it being in the center of that range for the year.

Operator:

Your next question comes from Kurt Yinger with D.A. Davidson. Your line is open.

Kurt Yinger:

Yes, good morning, Pete and Larry.

Pete Watson:

Good morning, Kurt.

Kurt Yinger:

Two quick questions. First, a couple quarters ago you had outlined hopes for I believe 8% gross profit improvement in RIPS this year. Just given where volumes and price costs have trended, is there sort of a new goal for the year and where does that sit?

Larry Hilsheimer:

Yes, Kurt, clearly, the rapid increase in the cost of steel, as well as some of the other raw materials, have pushed back that opportunity. That said, we generally are always looking for us to deliver a 20 plus percent gross margin on a RIPS basis, on a global basis. That’s what we’re always look for. Obviously, as the cost and price goes up, percentage goes down, if your dollar margin remains the same. So, in an inflating cost environment, you’ve also got that impact occurring.

We did not anticipate this environment at the time we were talking in those terms. We remain committed to trying to drive to that 20% being our annual gross margin in our RIPS business.

Kurt Yinger:

Okay. I mean, is it fair to say that in the third quarter you still might be a bit below that and sort of trend higher into the fourth quarter, to where, going into ’19, you would be at that goal?

Larry Hilsheimer:

That would be consistent with what our models are showing right now, Kurt, and it’s obviously dependent on what happens in the environment relative to steel costs, which is the big driver for us. So, if it goes to the level that I communicated earlier, where basically flat to even slightly trending down in the rest of the world, and if the U.S. starts to mitigate in the later part of this quarter, then, yes, that should play out exactly as you stated.

Kurt Yinger:

Great, thank you, and then last question. Are there any formal volume commitments with customers for any of the RIPS expansion projects?

Pete Watson:

Yes.

Kurt Yinger:

Okay. Great, thank you.

Operator:

Your next question comes from Gabe Hajde with Wells Fargo Securities. Your line is open.

Gabe Hajde:

Recognizing we’re towards the end, gentlemen, I’ll try to make them quick. One is a housekeeping. Larry, I seem to remember a $10 million to $30 million use for working capital in prior free cash guidance. Does that still hold true with inflation and everything else that’s going on?

Larry Hilsheimer:

Yes.

Gabe Hajde:

Okay, and then, to piggyback off the last question, and not to put the cart before the horse, but it seems like-we had assumed that you guys had some anchor customers with those investments. Is it logical that you might get in excess of that $34 million, $35 million of OP as you grow with other customers beyond anchor, or does that incorporate that already?

Larry Hilsheimer:

Yes, I mean, Gabe, that’s always obviously the objective. What we try to instill is discipline, is what we want to have in our capital cases, is what we believe is most likely, given everything that we know at the beginning. We don’t try to build optimistic business cases, which actually did occur in the past. So, we’re not pessimistic, we’re not optimistic, but then, obviously, once we get things in place, we try to beat it.

Gabe Hajde:

Thank you.

Operator:

Your last question comes from George Staphos with Bank of America Merrill Lynch. Your line is open.

George Staphos:

Guys, thanks. Just more for the record and housekeeping, just to be clear. The pension funding, the $70 million, that’s a one-time item, in fiscal 3Q, that is not part of your free cash flow guidance. I just want to be clear on that. If you had it in your material, I missed it, I apologize. Then, Larry, back to my question on tax, so you said you’ll be right in the middle of your tax rate guidance for the year given what you know right now. Given that you had a 34% in fiscal 2Q, would that not suggest-I haven’t done the math yet, but would that not suggest that you are lower than your target range for the year in the back half of the year, and if you had any kind of precision on that, that would be great. Thanks and good luck in the quarter.

Larry Hilsheimer:

Thanks, George. Yes, the pension item, just to be clear, we already have put $10 million in the pension in December. We look at this $70 million as a one-time unusual item, so it is not included in that $200 million to $220 million free cash flow guidance.

On the tax rate, yes, you’re assumption is correct. Clearly, for us to be at the midpoint of that range, which is where we think we’ll be, but obviously we give a range for a reason, is that to get there we’d obviously have to be on the lower end in the back half of the year.

George Staphos:

Okay, thank you very much, guys.

Pete Watson:

Thank you, George.

Operator:

At this time, I will turn the call over to Mr. Eichmann:

Matt Eichmann:

Thanks a lot, Sharon. That concludes today’s second quarter conference call. We appreciate your interest in Greif and hope you have a great remainder to your week.

Operator:

This concludes today’s conference call. You may now disconnect.